UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2009
BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 1, 2009, Brightpoint, Inc. (the “Company” or “Brightpoint”), entered into an agreement of settlement (the “Settlement Agreement”) with NC Telecom Holding A/S (f/k/a Dangaard Holding A/S) (“NC Holding”), Nordic Wholesale Services S.a.r.l., the beneficial owner of NC Holding, and Nordic Capital Fund VI (consisting of Nordic Capital VI Alpha, L.P., Nordic Capital VI Beta L.P., Nordic Capital VI Limited, NC VI Limited and Nordic Industries Limited). The Settlement Agreement settles, subject to certain limited exceptions set forth therein, the indemnification claims the Company previously made against NC Holding pursuant to the Stock Purchase Agreement dated as of February 19, 2007 (as amended, the “Stock Purchase Agreement”) between Brightpoint and the Dangaard Entities, pursuant to which Brightpoint purchased all of the outstanding stock of Dangaard Telecom A/S, for, among other consideration, 30 million shares of Brightpoint common stock.
     Pursuant to the Settlement Agreement, Brightpoint purchased three million Brightpoint shares from NC Holding for an aggregate price of $15.5 million. This purchase was made under the Company’s previously announced share repurchase program. Under the Settlement Agreement, the parties have also agreed to an amendment of the Shareholder Agreement entered into by Brightpoint and NC Holding upon the July 31, 2007 closing of the transactions contemplated by the Stock Purchase Agreement, by deleting Article II thereof in its entirety, thereby extinguishing NC Holding’s right to designate candidates for consideration by the Corporate Governance and Nominating Committee of Brightpoint’s Board of Directors (the “CGN Committee”) to become nominees for election to Brightpoint’s Board of Directors. In addition, Thorleif Krarup, who was designated by NC Holding to the CGN Committee for consideration to become a nominee for election to Brightpoint’s Board of Directors in accordance with the terms of the Shareholder Agreement, agreed to resign from Brightpoint’s Board of Directors effective October 1, 2009. The Shareholder Agreement otherwise remains in full force and effect.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President and General Counsel

Date: October 6, 2009

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